Agree Realty Extends And Reprices Its $85 Million Unsecured Credit Facility And Obtains $23.6 Million Secured Financing

FARMINGTON HILLS, Mich., Dec. 17, 2012 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced the amendment of its $85 million unsecured revolving credit facility. The amendment extends the facility's maturity to October 2015 and provides for two one-year options to extend the maturity, at the Company's discretion, to October 2017, subject to customary conditions. Annual interest rates on borrowings under the amended facility have been reduced to LIBOR plus 150 to 215 basis points, depending on the Company's leverage ratio. Based on its current leverage ratio, the Company anticipates the margin initially will be 150 basis points over LIBOR. The facility includes a $50 million accordion feature to increase capacity to $135 million, subject to certain conditions, to accommodate the Company's business plans. Bank of America, N.A. will act as administrative agent. Participating banks include PNC Bank, Bank of Montreal and U.S. Bank.

Additionally, the Company closed on a $23.6 million secured CMBS financing with Morgan Stanley Mortgage Capital Holdings LLC. The 10-year, non-recourse loan is secured by 12 single tenant properties, bears interest at a fixed rate of 3.60% per year and matures in January 2023. The proceeds from this financing will be used to pay down amounts outstanding under the Company's unsecured credit facility.

"These transactions, in conjunction with a recently closed $25 million term loan, provide the Company with increased capacity to fund its growing acquisition and development platforms while taking advantage of today's low interest rate environment," said Joey Agree, President and Chief Operating Officer. "We appreciate the strong support we received from our bank group and lenders, which speaks to the quality and strength of our portfolio."

During 2012, the Company raised or refinanced $156.5 million of total debt, including $71.5 million of long-term mortgage debt in 2012 at a weighted-average fixed annual rate of 3.22%, including the effect of interest swap agreements. The Company currently has a weighted-average debt maturity of 5.8 years and no aggregate annual maturities exceeding $10 million until 2017.

Agree Realty is primarily engaged in the acquisition and development of single tenant properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 102 properties, located in 26 states and containing approximately 3.2 million square feet of gross leasable space. The Company's common stock is listed on the New York Stock Exchange under the symbol "ADC".

For additional information, visit the Company's home page at www.agreerealty.com.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2011. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

CONTACT: Alan Maximiuk, Chief Financial Officer, +1-248-737-4190